Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Calumet GP, LLC Long-Term Incentive Plan of Calumet Specialty Products Partners, L.P. of our report dated March 9, 2006, with respect to the consolidated financial statements of Calumet Lubricants Co., Limited Partnership; our report dated March 9, 2006, with respect to the balance sheet of Calumet Specialty Products Partners, L.P.; and our report dated March 9, 2006, with respect to the balance sheet of Calumet GP, LLC included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
Indianapolis, Indiana
November 14, 2006